Exhibit 10.21
DANAHER CORPORATION
DESCRIPTION OF NON-MANAGEMENT DIRECTOR COMPENSATION ARRANGEMENTS
Effective as of January 1, 2017, each non-management director receives:

•	an annual cash retainer of $115,000, paid in four, equal installments following each quarter of service.

•
if a director attends more than twenty (20) Board and Board committee meetings in aggregate during a calendar year, such director will receive a cash meeting fee of $2,000 for each Board and committee meeting attended during such year in excess of such threshold, paid in aggregate following completion of such year;

•
an annual equity award with a target award value of $165,000, divided equally between options and RSUs. The stock options will be immediately exercisable upon grant. The RSUs will vest upon the earlier of (1) the first anniversary of the grant date, or (2) the date of, and immediately prior to, the next annual meeting of Danaher’s shareholders following the grant date, but the underlying shares are not issued until the earlier of the director’s death or the first day of the seventh month following the director’s retirement from the Board; and

•	reimbursement for Danaher-related out-of-pocket expenses, including travel expenses.
In addition, the chair of the Audit Committee, Compensation Committee and Nominating and Governance Committee receives an annual cash retainer of $25,000, $20,000 and $15,000, respectively, and the lead independent director receives an annual cash retainer of $30,000, in each case paid in four, equal installments following each quarter of service.